Exhibit 99.1

Press Release

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO Achieves 58% Revenue Growth and $0.32 EPS for the First Quarter ended June 27, 2004

First Quarter Revenues Reach a Record $110.6 Million

HUNT VALLEY, MARYLAND, JULY 20, 2004-TESSCO Technologies (Nasdaq: TESS), a leading supplier of integrated product plus supply chain solutions to the wireless communications industry, today reported its financial performance for its first quarter ended June 27, 2004.

Comments from Chairman, President and Chief Executive Officer

Robert Barnhill, Chairman, President and Chief Executive Officer, stated:  “Our performance this quarter was solid with earnings per share of $0.32 fueled by a 58% revenue growth over last year’s comparable quarter. Sales from our consumer and affinity market were up by 133% and commercial and government market sales were up 29% for the same period.

In particular I am very pleased to report that the revenues in our commercial and government markets grew 14% sequentially over last quarter, resulting from a 4% growth in buyers and 10% growth in the average purchases by these buyers. Within these markets, sales of our network infrastructure, mobile devices and accessories, and installation, test and maintenance products, increased 30%, 28% and 28% over last year’s comparable quarter, and 15%, 9% and 17% sequentially over the prior quarter, respectively.

We look forward to continuing our recent momentum by continuing to execute our strategies and plans.  Thank you for your continued support. “

Financial Results for the First Quarter

Total revenues reached $110.6 million for the first quarter, up 58% compared to $70.0 million for the first quarter of last fiscal year, and up 3% on a sequential basis as compared to the fourth quarter. Gross profit was $22.4 million for the first quarter compared to $17.3 million for the first quarter of last fiscal year and $21.1 million for the fourth quarter of fiscal 2004. Gross profit margin increased to 20.2% for the first quarter compared to 19.6% in the prior quarter as a result of the strong sequential growth of our commercial sales and the reduction in lower margin consumer handset sales.  Compared to the prior year quarter, our gross profit margin declined from 24.7%, driven by the very large year over year growth in lower margin consumer handset sales.

As gross profit increased by 29% compared to the prior year first quarter, selling, general and administrative expenses increased by only 12%.  Total selling, general and administrative expenses for the first quarter totaled $19.4 million as compared to $17.4 million in the prior year quarter and $18.1 million in the fourth quarter of fiscal 2004.  Also, as previously disclosed, the Company began expensing its existing stock options and the newly issued Performance Share Units during the first quarter.

Net income for the first quarter increased to $1.4 million as compared to a net loss of ($313,300) in the prior year first quarter, and remained flat compared to the fourth quarter of fiscal 2004.  Diluted earnings per share were $0.32 for the first quarter compared to a diluted loss per share of ($0.07) in the prior year quarter and diluted earnings per share of $0.32 in the fourth quarter.

We ended the first quarter with cash and cash equivalents totaling $6.4 million and corporate borrowings of only $5.6 million, all of which are facility mortgages.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.  Continuing uncertainty in economic conditions make it particularly difficult to forecast product demand and other related matters.

In this current quarter, which ends September 26, we expect revenues within our commercial and government markets to grow sequentially, and consumer-affinity sales to represent a smaller share of our business. Earnings per share are expected to be in the range of  $0.28 to $0.33. The Company is not providing business outlook other than for the second quarter of fiscal 2005.

First quarter results will be discussed in a teleconference on July 21, 2004 at 10 a.m. ET.  The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

TESSCO Technologies Incorporated (Nasdaq: TESS), “the vital link to a wirelessworld™.” TESSCO connects wireless system operators, service organizations, and resellers with the product and supply chain solutions required to keep networks and users on the air. TESSCO’s vision is to be Your Total Source(R) supplier for everything needed to design, build, run, maintain or use wireless. TESSCO delivers to its customer what they need, when and where they need it, to the point of use or sale, streamlining the supply chain process and lowering inventories and total costs.

For manufacturers, TESSCO presents, markets, sells, supplies and supports their products as part of a total customer solution, thus providing a cost- effective channel to a broad and diverse customer base.

TESSCO began its “total source” operations in 1982 and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO’s Global Logistics Center in Maryland and Americas Sales and Logistics Center in Nevada configure orders for complete, on-time delivery throughout the world.

TESSCO delivers best-of-breed, end-to-end solutions from its product offering of 34,000 items from 450 manufacturers. Product solutions fall within the broad categories of network infrastructure, mobile devices and accessories, and installation, test and maintenance products and services.

TESSCO currently serves customers through three distinct sales channels: sell-to, sell-through and affinity channels. TESSCO sells to over 9,400 commercial and government sell-to and sell-through customers per month, including a diversified mix of cellular, PCS and paging carriers; system operators; Internet service providers; infrastructure site owners and contractors; integrators; enterprise, utility and transportation; education and healthcare; state and local government; federal government and military; wireless dealers; value-added resellers; and retailers.

Within the consumer-direct affinity channel, TESSCO sells to over 34,500 subscribers per month through its private and co-branded phone and Web “stores.”

To learn more about TESSCO Technologies Incorporated, we invite you to search our world-class TESSCO.com(R) Web site for information about our company, our value proposition and our commitment to marketing innovation and operational excellence.

This press release contains forward-looking statements. These forward- looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO Technologies Incorporated

Consolidated Statements of Income

	Fiscal Quarters Ended
	June 27, 2004	March 28, 2004	June 29, 2003
	(unaudited)	(unaudited)	(unaudited)

Revenues	$110,605,000	$107,623,000	$69,991,100
Cost of goods sold	88,215,600	86,492,900	52,685,400

Gross profit	22,389,400	21,130,100	17,305,700

Selling, general and administrative expenses	19,389,100	18,100,300	17,371,400

Income (loss) from operations	3,000,300	3,029,800	(65,700)

Interest, fees and other expense, net	634,600	576,300	448,000

Income (loss) before provision for (benefit from) income taxes	2,365,700	2,453,500	(513,700)

Provision for (benefit from) income taxes	922,600	994,600	(200,400)

Net income (loss)	$1,443,100	$1,458,900	$(313,300)

Basic earnings (loss) per share	$0.33	$0.33	$(0.07)

Diluted earnings (loss) per share	$0.32	$0.32	$(0.07)

Basic weighted average shares outstanding	4,435,000	4,422,400	4,470,200

Diluted weighted average shares outstanding	4,544,600	4,509,300	4,470,200

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 27, 2004	March 28, 2004
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,359,100	$6,765,600
Trade accounts receivable, net	39,877,100	47,124,600
Product inventory	37,361,200	40,987,100
Deferred tax asset	2,079,000	2,079,000
Prepaid expenses and other current assets	2,455,100	2,494,300
Total current assets	88,131,500	99,450,600

PROPERTY AND EQUIPMENT, net	25,623,700	25,944,700
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	1,259,100	1,281,200
Total assets	$117,466,500	$129,128,700

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$43,032,300	$55,250,000
Accrued expenses and other current liabilities	5,154,000	6,588,500
Revolving line of credit	—	—
Current portion of long-term debt	359,400	282,000
Total current liabilities	48,545,700	62,120,500

DEFERRED TAX LIABILITY	3,419,100	3,419,100
LONG-TERM DEBT, net of current portion	5,208,300	5,354,700
OTHER LONG-TERM LIABILITIES	1,851,100	1,900,900
Total liabilities	59,024,200	72,795,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,700	48,500
Additional paid-in capital	22,915,700	22,250,200
Treasury stock, at cost	(4,547,000)	(4,547,000)
Retained earnings	40,024,900	38,581,800
Total shareholders’ equity	58,442,300	56,333,500
Total liabilities and shareholders’ equity	$117,466,500	$129,128,700

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